Exhibit 5

May 30, 2012

LIN TV Corp.

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel to LIN TV Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of (i) an additional 2,600,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), which may be issued by the Company following the filing of the Registration Statement pursuant to benefits granted and to be granted under the LIN TV Corp. Amended and Restated 2002 Stock Plan (the “2002 Plan”) and (ii) an additional 385,000 shares of the Class A Common Stock, which may be issued by the Company following the filing of the Registration Statement pursuant to benefits granted and to be granted under the LIN TV Corp. Amended and Restated 2010 Employee Stock Purchase Plan (the “2010 Plan” and together with the 2002 Plan, the “Plans”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and the Plans pursuant to which shares of the Class A Common Stock will be issued and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 2,985,000 shares of Class A Common Stock being registered for sale pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of the required consideration in accordance with each of the Plans and the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP